As filed with the Securities and Exchange Commission on September 27, 2012

Registration No.: 333-____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Exact name of registrant as specified in its charter)

Q HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware	20-3708500
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
615 Arapeen Drive, Suite 102 Salt Lake City, UT 84108	84108
(Address of Principal Executive Offices)	(Zip Code)
Amended and Restated Q Therapeutics 2002 Stock Incentive Plan Q Therapeutics 2011 Equity Incentive Compensation Plan
(Full Title of the Plans)

Corporation Service Corporation
2711 Centerville Road, Suite 400
Wilmington, DE 19808
(Name and Address of Agent for Service)

(302) 636-5400
(Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer (Do not check if a smaller reporting company)	[ ]	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share	4,157,914 (2)	$.07	(3)	$291,053.98	$33.36
Common Stock, par value $0.0001 per share	1,877,529 (4)	$.07	(5)	$131,427.03	$15.07
TOTAL:	6,035,443	--		$422,481.01	$48.43

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Shares issuable under the “Amended and Restated Q Therapeutics 2002 Stock Incentive Plan” (the “2002 Plan”). As of this registration statement, all options relating to the 2002 Plan had been issued, with approximately 1,233,403 options previously exercised and converted to Common Stock, and 2,891,309 options vested and exercisable. Approximately 84,132 options are unvested. Approximately 377,529 options originally approved by the 2002 Plan have been forfeited or expired and have subsequently been transferred to the 2011 Plan.
(3)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee based on the price at which the shares being registered herein may be purchased pursuant to options granted under the 2002 Plan.
(4)	Shares issuable under the “Q Therapeutics 2011 Equity Incentive Compensation Plan” (the “2011 Plan”). Upon adoption of the 2011 Plan, 1,500,000 options were available for grant as incentive options. Additionally, 377,529 options originally approved by the 2002 Plan have been transferred upon their forfeiture or expiration to the 2011 Plan. As of this registration statement, 1,027,529 shares are available for future grant, 229,168 options are vested and exercisable and 620,832 options remain unvested.
(5)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee based on the price at which the shares being registered herein may be purchased pursuant to options granted under the 2011 Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) relates to 6,035,443 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Q Holdings, Inc., a Delaware corporation (“Q Holdings” or the “Company”) consisting of (i) 4,157,914 shares of the Company’s Common Stock issuable under the “Amended and Restated Q Therapeutics 2002 Stock Incentive Plan” (the “2002 Plan”) and (ii)1,877,529 shares of the Company’s Common Stock issuable under the “Q Therapeutics 2011 Equity Incentive Compensation Plan” (the “2011 Plan” and together with the 2002 Plan, the “Plans”).

This Registration Statement contains two parts. The first part contains a “Reoffer” Prospectus prepared in accordance with Part I of Form S-8 (in accordance with Section C of the General Instructions to Form S-8), which covers reoffers and resales of “restricted securities” and/or “control securities” (as such terms are defined in Section C of the General Instructions to Form S-8) by certain of our stockholders, as more fully set forth therein. The second part of this Registration Statement contains information required in the Registration Statement pursuant to Part II of Form S-8.

Pursuant to General Instruction C of Form S-8, the Reoffer Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for reofferings and re-sales of registered shares of Common Stock which have been issued upon the grants of Common Stock and/or options or rights to purchase shares of Common Stock to executive officers and directors of the Company.

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PART I

ITEM 1. PLAN INFORMATION

The documents containing the information specified in Item 1 will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC,” or the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), and other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Q Holdings, Inc.

615 Arapeen Drive, Suite 102

Salt Lake City, UT 84108

Attention: Steven J. Borst, CFO

Phone: (801) 582-5400

Fax: (801) 582-5401

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REOFFER PROSPECTUS

Q HOLDINGS, INC.

6,035,443 Shares of Common Stock

PART I

This Reoffer Prospectus relates to the offer and sale of up to 6,035,443 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Q Holdings, Inc., a Delaware corporation (“Q Holdings,” the “Company,” “we,” “us,” “our” and similar terms), from time to time by selling stockholders named herein. Of the 6,035,443 shares of Common Stock, (i) 4,157,914 shares are issuable under our “Amended and Restated Q Therapeutics 2002 Stock Incentive Plan” (referred to herein as the “2002 Plan”) and (ii) 1,877,529 shares are issuable under our “Q Therapeutics 2011 Equity Incentive Compensation Plan” (referred to herein as the “2011 Plan” and together with the 2002 Plan, the “Plans”).

A FINRA-registered broker-dealer has recently applied to act as a market maker for our Common Stock on the Over-The-Counter Bulletin Board (OTCBB) and the application is currently pending. There can be no assurances that the application will be approved, that our Common Stock will be quoted on the OTCBB, that a market for our Common Stock will develop or if developed, maintained.

We will not receive any of the proceeds from the sales of the Common Stock by the selling stockholders. The Common Stock may be sold from time to time by the selling stockholders either directly in private transactions, or through one or more brokers or dealers, or any other market or exchange on which the common stock is quoted or listed for trading, at such prices and upon such terms as may be obtainable. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Upon any sale of the Common Stock by a selling stockholder and participating agents, brokers, dealers or market makers, they may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), and commissions or discounts or any profit realized on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

No underwriter is being utilized in connection with this offering. We will pay all expenses incurred in connection with this offering and the preparation of this Reoffer Prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 10.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Reoffer Prospectus is September 27, 2012.

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PROSPECTUS SUMMARY

The following is a brief summary of certain information contained elsewhere in this Reoffer Prospectus or incorporated in this Reoffer Prospectus by reference. This summary is not intended to be a complete description of the matters covered in this Reoffer Prospectus and is qualified in its entirety by reference to the more detailed information contained or incorporated by reference in this Reoffer Prospectus. Our Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference into this prospectus, contains information about us, including audited financial statements for the year ended December 31, 2011. Please refer to the Annual Report and all of our subsequent reports filed with the U.S. Securities and Exchange Commission for additional information. Unless otherwise referred to herein, terms such as the “Company,” “Q Holdings,” “we,” “us,” “our” and similar terms refer to Q Holdings, Inc., a Delaware corporation and its subsidiaries.

General

Q Holdings, Inc. (hereinafter “Q Holdings” or “the Company”), (“we,” “us,” “our” and similar expressions), a corporation formed in the State of Delaware on October 27, 2005 formerly known as Grace 2, Inc. (“Grace 2”), is a holding company which, through its wholly owned subsidiary, Q Therapeutics, Inc., a Delaware corporation (“Q Therapeutics” or “Q”), is a biotechnology company headquartered in Salt Lake City, Utah. We believe that the Company has taken a novel path to developing treatments for debilitating and sometimes fatal diseases of the central nervous system (“CNS”), utilizing and patenting “stem or progenitor cell” therapeutics and their cellular progeny for the treatment of such devastating illnesses.

Q Therapeutics was founded in March 2002 by Dennis B. Farrar, Mahendra S. Rao, M.D., Ph.D., Mani Ramaswami, Ph.D., and Steven Goldman, M.D., Ph.D. with the goal of taking a new approach to develop treatments for debilitating and often fatal CNS diseases for which there are currently no effective long-term treatments. These illnesses include Lou Gehrig’s Disease (Amyotrophic Lateral Sclerosis or “ALS”), Multiple Sclerosis (“MS”), Spinal Cord Injury (“SCI”), Parkinson’s and Alzheimer’s diseases. Traditional drugs tend to fail to treat the nerve damage caused by these diseases due to the multifactorial nature of these diseases and the inability of most drugs to address all of the disease factors.

We believe that Q’s initial product potentially addresses multi-billion dollar market opportunities in treatment of a wide range of neurodegenerative diseases.

Business Strategy

To date, Q has employed a “semi-virtual business model” to develop its products. Q’s semi-virtual business model includes utilizing third parties for certain functions and outsourced services, including, but not limited to:

●	collaboration on research and development activities;
●	contract manufacturing;
●	regulatory matters involving the U.S. Food and Drug Administration (“FDA”);
●	safety and toxicology studies;
●	clinical trials; and
●	pharmaceutical company collaborations for product sales.

Q believes this business model to be capital efficient while allowing it to augment its own expertise and capabilities with those of its development partners at the time that outside resources are needed.

Q’s management believes Q Therapeutics’ patented “Q-Cells®” product (human glial restricted progenitor cells and their progeny) may provide multiple and complementary mechanisms of treating neurodegenerative diseases from one product.

Q-Cells® produce both astrocytes (which provide neuroprotection through several pathways promoting neuronal health, including through production of growth factors, removal of toxins, and/or direct support to neuronal networks); and oligodendrocytes (which produce the insulating myelin sheath around the neurons), thus providing multiple opportunities to address a wide range of neurodegenerative diseases.

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Q owns exclusive worldwide rights to its Q-Cells® product, through an agreement with the University of Utah augmented by internally developed intellectual property. The Q patent portfolio includes 12 U.S. and four granted foreign patents plus five U.S., three Canadian, one Japanese, one South Korean, one European, one Australian and one Chinese patents pending encompassing composition of matter, methods of production and methods of use of multiple cell types of the CNS (including Q-Cells®) as well as some of the peripheral nervous system, giving Q a strong intellectual property position for Q-Cells® as well as other neural lineage cells.

Corporate History

Q Therapeutics was incorporated in the state of Delaware on March 28, 2002. Grace 2 was incorporated in the state of Delaware on October 27, 2005. On October 13, 2011, Grace 2 and its wholly owned subsidiary, Q Acquisition, Inc., a Delaware corporation (“Merger Sub”), entered into an Agreement and Plan of Merger (“Merger Agreement”) with Q Therapeutics. Pursuant to the Merger Agreement, Merger Sub merged with and into Q Therapeutics with Q Therapeutics being the surviving corporation (the “Merger”). Upon the consummation of the Merger, the Company acquired 100% of Q Therapeutics by issuing 2.1633835 shares of Common Stock for each then outstanding equity instrument of Q Therapeutics. After the effective date of the transaction, the former stockholders of Q Therapeutics owned approximately 89.7% of the issued and outstanding Common Stock of Grace 2. Effective November 2, 2011, Grace 2 changed its name to Q Holdings, Inc. The transaction was accounted for as a “reverse acquisition” with Q Therapeutics as the accounting acquirer.

Prior to the consummation of the Merger, Grace 2 was a “shell” company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Grace 2 voluntarily registered its Common Stock under Section 12(g) of the Exchange Act on a Form 10-SB (File No.: 000-52062) filed with the Securities and Exchange Commission (the “Commission” or “SEC”) on June 19, 2006 and which went effective by operation of law 60 days thereafter. Upon the effectiveness of the Form 10-SB, Grace 2 became a fully reporting company obligated to file annual, quarterly and other periodic reports required by the Exchange Act with the Commission. Upon the consummation of the Merger on October 13, 2011, Q Holdings assumed Grace 2’s SEC reporting obligations and the Company ceased being a “shell” company. On October 18, 2011, the Company filed a Form 8-K with the Commission disclosing the terms of the Merger and containing “Form 10” information.

A FINRA-registered broker-dealer has recently applied to act as a market maker for our Common Stock on the Over-The-Counter Bulletin Board (OTCBB) and the application is currently pending. There can be no assurances that the application will be approved, that our Common Stock will be quoted on the OTCBB, or that a market for our Common Stock will develop or if developed, be maintained.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”) enacted into law on April 5, 2012, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not applicable to emerging growth companies. Many of these exemptions are also available to smaller reporting companies like us that have less than $75 million of worldwide common equity held by non-affiliates. Absent unforeseeable changed circumstances, however, we will not take advantage of those exemptions that are available to us solely as a result of our status as an emerging growth company, except with respect to allowable pre-offering communications in any future securities offerings.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision not to take advantage of the extended transition period for complying with new or revised accounting standards is irrevocable.

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As an emerging growth company, the Company is exempt from Section 404(b) of the Sarbanes-Oxley Act of 2002. Section 404(a) requires issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company, the Company is also exempt from Section 14A and B of the Exchange Act which require stockholder approval of executive compensation and golden parachutes.

We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

SELECTED FINANCIAL DATA

The table below summarizes:

●	the Unaudited Condensed Consolidated Financial Statements of the Company for the quarter ended June 30, 2012; and
●	the Audited Consolidated Financial Statements of the Company for the year ended December 31, 2011.

Condensed Consolidated Balance Sheet Information:

	As of June 30, 2012	As of December 31, 2011
	(Unaudited)	(Audited)
Cash	$1,894,848	$2,741,519
Total Current Assets	1,923,803	2,795,315
Total Current Liabilities	256,866	293,794
Total Stockholders’ Equity	1,590,801	2,540,957
Total Liabilities and Stockholders’ Equity	1,955,891	2,834,751

Condensed Consolidated Statement of Operations Information:

					From
					March 28, 2002
	For the Six Months		For the Years		(date of inception)
	Ended June 30,		Ended December 31,		through
	2012	2011	2011	2010	June 30, 2012
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Unaudited)

Grant revenue	$7,229	$10,173	$10,173	$421,241	$612,457
License fee and other revenues	-	14,400	164,400	31,000	282,900
Total revenue	7,229	24,573	174,573	452,241	895,357
Research and development expense	481,670	277,430	444,834	501,900	9,365,241
General and administrative expense	731,288	340,673	1,567,012	826,330	8,392,435
Total operating expenses	1,212,958	618,103	2,011,846	1,328,230	17,757,676
Operating loss	(1,205,729)	(593,530)	(1,837,273)	(875,989)	(16,862,319)
Other income (expense)	106	(103)	(762,065)	11,139	(1,777,742)
Net loss	$(1,205,623)	$(593,633)	$(2,599,338)	$(864,850)	$(18,640,061)

Weighted average number of common shares outstanding - basic and diluted	24,675,874	4,193,203	8,656,708	4,193,203
Net loss per common share – basic and diluted	$(0.05)	$(0.14)	$(0.30)	$(0.21)

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PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 615 Arapeen Drive, Suite 102, Salt Lake City, Utah 84108. Our telephone number is (801) 582-5400, and our fax is (801) 582-5401. We maintain a website on the Internet at www.qthera.com. The contents of our website are not incorporated into this prospectus.

THE OFFERING

Common Stock being offered by Selling Stockholders:	Up to 6,035,443 shares of Common Stock, consisting of (i) 4,157,914 shares of the Company’s Common Stock issuable under the “Amended and Restated Q Therapeutics 2002 Stock Incentive Plan” (the “2002 Plan”) and (ii) 1,877,529 shares of the Company’s Common Stock issuable under the “Q Therapeutics 2011 Equity Incentive Compensation Plan” (the “2011 Plan” and together with the 2002 Plan, the “Plans”).

Use of Proceeds:	We will not receive any proceeds from the sale of our Common Stock by the selling stockholders. We will, however, receive proceeds upon the exercise of options received under the Plans. Any cash proceeds will be used by us for working capital and general corporate purposes.

Risk Factors:	The securities offered by this prospectus are speculative and involve a high degree of risk. Investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 10.

OTCBB Symbol:	Pending

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RISK FACTORS

An investment in our Common Stock is highly speculative, involves a high degree of risk and should be considered only by those persons who are able to afford a loss of their entire investment. In evaluating us and our business, prospective investors should carefully consider the following factors, in addition to the other information contained in this Reoffer Prospectus.

RISKS RELATED TO THE COMPANY’S BUSINESS

Our business is at an early stage of development.

Our business is at an early stage of development, in that we do not yet have product candidates in clinical trials or on the market. Our ability to develop product candidates that progress to and through clinical trials is subject to our ability to, among other things:

●	succeed in our research and development efforts;
●	select therapeutic compounds or cell therapies for development that have acceptable safety and efficacy profiles;
●	obtain required regulatory approvals;
●	finance, or obtain additional financing for, our clinical trials;
●	manufacture product candidates; and
●	collaborate successfully with clinical trial sites, academic institutions, physician investigators, clinical research organizations and other third parties, and achieve adequate enrollment of subjects.

We have a history of losses and anticipate future losses, and continued losses could impair our ability to sustain operations.

We have incurred operating losses every year since our incorporation in 2002. As of June 30, 2012, our accumulated deficit was $18,640,641. Losses have resulted principally from costs incurred in connection with our research and development activities and from general and administrative costs associated with our operations. We expect to incur additional operating losses and, as our development efforts and clinical testing activities continue, our operating losses may increase in size.

Substantially all of our revenues to date have been from grants or license/research agreements. We may be unsuccessful in obtaining any new grants or entering into new license agreements that result in revenues. We do not expect that the revenues generated from any of these arrangements will be sufficient alone to continue or expand our research or development activities and otherwise sustain our operations.

Our ability to continue or expand our research and development activities and otherwise sustain our operations is dependent on our ability, alone or with others, to, among other things, manufacture and market therapeutic products. We also expect to experience negative cash flows for the foreseeable future as we fund our operations and capital expenditures. This will result in decreases in our working capital, total assets and stockholders’ equity, which may not be offset by future financings. We will need to generate significant revenues to achieve profitability. We may not be able to generate these revenues, and we may never achieve profitability. Our failure to achieve profitability could negatively impact the market price of our Common Stock. Even if we do become profitable, we cannot assure you that we would be able to sustain or increase profitability on a quarterly or annual basis.

We will need additional capital to conduct our operations and develop our product candidates, and our ability to obtain the necessary funding is uncertain.

We will require substantial capital resources in order to conduct our operations and develop our product candidates, and we cannot assure you that our existing capital resources, grants, interest income and/or equipment financing arrangements will be sufficient to fund future planned operations. The timing and degree of any future capital requirements will depend on many factors, including:

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●	the accuracy of the assumptions underlying our estimates for our capital needs for the remainder of the 2012 fiscal year and beyond;
●	the magnitude and scope of our research and development programs;
●	the progress we make in our research and development programs, preclinical development and clinical trials;
●	our ability to establish, enforce and maintain strategic arrangements for research, development, clinical testing, manufacturing and marketing;
●	the number and type of product candidates that we pursue;
●	the time and costs involved in obtaining regulatory approvals and clearances; and
●	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims.

We do not have any committed sources of capital. Additional financing through strategic collaborations, public or private equity financings, debt financing, capital lease transactions or other financing sources may not be available on acceptable terms, or at all. The receptivity of the public and private equity markets to proposed financings is substantially affected by the general economic, market and political climate and by other factors which are unpredictable and over which we have no control. Additional equity financings, if we obtain them, could result in significant dilution to our stockholders. Further, in the event that additional funds are obtained through arrangements with collaborative partners, these arrangements may require us to relinquish rights to some of our technologies, product candidates or proposed products that we would otherwise seek to develop and commercialize ourselves. If sufficient capital is not available, we may be required to delay, reduce the scope of or eliminate one or more of our programs, any of which could have a material adverse effect on our business.

Our business is dependent on limited product candidates.

At present, our ability to progress as an entity is significantly dependent on our first product candidate for neurodegenerative diseases, with the initial clinical indication for ALS, which is in preclinical development. Any preclinical, regulatory or other development that significantly delays or prevents us from commencing or subsequently completing any of our trials, any material safety issue or adverse side effect to any study participant in these future trials, or the failure of trials to show the results expected would likely depress our stock price significantly and could prevent us from raising the additional capital we will need to further develop our cellular technologies. Moreover, any material adverse occurrence in our first clinical trials could substantially impair our ability to initiate clinical trials to test our stem cell therapies in other potential indications. Also, any material adverse event in clinical trials from other companies using cell therapy products could have a material adverse impact on our ability to carry out clinical trials. This, in turn, could adversely impact our ability to raise additional capital and pursue our planned research and development efforts.

Our business relies on cell therapy technologies that we may not be able to commercially develop.

We have concentrated the majority of our research on cell therapy technologies. Our ability to generate revenue and operate profitably will depend on our success in developing these technologies for human applications. These are emerging technologies and have limited human applications. We cannot guarantee that we will be able to develop our technologies or that such development will result in products with any commercial utility or value. We anticipate that the commercial sale of such products and royalty/licensing fees related to the technology will be our future primary sources of revenues. If we are unable to develop our technologies, we may never realize any revenue.

Our product development programs are based on novel technologies and are inherently risky.

We are subject to the risks of failure inherent in the development of products based on new technologies. The novel nature of these therapies creates significant challenges in regard to product development and optimization, manufacturing, government regulation, third-party reimbursement, and market acceptance. For example, the pathway to regulatory approval for cell-based therapies, including our product candidates, may be more complex and lengthy than the pathway for conventional drugs. These challenges may prevent us from developing and commercializing products on a timely or profitable basis or at all.

We intend to rely upon third-party manufacturers for our cells.

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We currently have no internal manufacturing capability, and will rely extensively on licensees, strategic partners or third-party contract manufacturers or suppliers. Should we be forced to manufacture our cell therapy product, we cannot give you any assurance that we will be able to develop an internal manufacturing capability or procure alternative third-party suppliers. Moreover, we cannot give you any assurance that any contract manufacturers or suppliers we procure will be able to supply our product in a timely or cost effective manner or in accordance with applicable regulatory requirements or our specifications. We are presently working with the University of Utah’s Cell Therapy Facility in the production of Q-Cells®. We will need to change manufacturers at some point in the future in order to manufacture a product for commercial sale, among other things. When that change to a new manufacturer is made, it will likely entail additional expense to achieve technology transfer and validation, which could cause delays in manufacturing and product development activities.

We base our research and development on the use of human cells obtained from human tissue. The U.S. federal and state governments and other jurisdictions impose restrictions on the acquisition and use of human tissue, including those incorporated in federal Good Tissue Practice, or “GTP,” regulations. These regulatory and other constraints could prevent us from obtaining cells and other components of our products in the quantity or of the quality needed for their development or commercialization. These restrictions change from time to time and may become more onerous. Additionally, we may not be able to identify or develop reliable sources for the cells necessary for our potential products-that is, sources that follow all state and federal laws and guidelines for cell procurement. Certain components used to manufacture our stem and progenitor cell product candidates will need to be manufactured in compliance with the FDA’s Good Manufacturing Practices, or “GMP.” Accordingly, we will need to enter into supply agreements with companies that manufacture these components to GMP standards. There is no assurance that we will be able to enter into any such agreements.

Non-compliance with applicable requirements both before and after approval, if any, can subject us, our third-party suppliers and manufacturers and our other collaborators to administrative and judicial sanctions, such as, among other things, warning letters, fines and other monetary payments, recall or seizure of products, criminal proceedings, suspension or withdrawal of regulatory approvals, interruption or cessation of clinical trials, total or partial suspension of production or distribution, injunctions, limitations on or the elimination of claims we can make for our products, refusal of the government to enter into supply contracts or fund research, or government delay in approving or refusal to approve new drug applications.

Our inability to complete pre-clinical and clinical testing and receive regulatory approvals will impair our viability.

No assurances can be given that we will be able to commence the clinical trials or that any clinical trials will be completed or result in a successful outcome. If regulatory authorities do not approve our products or if we fail to maintain regulatory compliance, we would be unable to commercialize our therapeutic products, and our business and results of operations would be materially harmed.

Positive results from pre-clinical studies should not be relied upon as evidence that our clinical trials will succeed. Even if our product candidates achieve positive results in pre-clinical studies, we will be required to demonstrate through clinical trials that the product candidates are safe and effective for use in a diverse population before we can seek regulatory approvals for their commercial sale. There is typically an extremely high rate of attrition from the failure of product candidates as they proceed through clinical trials. If any product candidate fails to demonstrate sufficient safety and efficacy in any clinical trial, then we would experience potentially significant delays in, or be required to abandon, development of that product candidate. If we delay or abandon our development efforts of any of our product candidates, then we may not be able to generate sufficient revenues to become profitable, and our operations could be materially harmed.

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Potential lead drug compounds or other product candidates and technologies require significant preclinical and clinical testing prior to regulatory approval in the United States and other countries. Our product candidates may prove to have undesirable and unintended side effects or other characteristics adversely affecting their safety, efficacy or cost-effectiveness that could prevent or limit their commercial use. In addition, our product candidates may not prove to be more effective for treating disease or injury than current therapies. Accordingly, we may have to delay or abandon efforts to research, develop or obtain regulatory approvals to market our product candidates. In addition, we will need to determine whether any of our potential products can be manufactured in commercial quantities at an acceptable cost. Our research and development efforts may not result in a product that can be or will be approved by regulators or marketed successfully. Competitors may have proprietary rights that prevent us from developing and marketing our products or they may sell similar, superior or lower cost products. Adverse results in research or clinical trials of others with cell therapy products may adversely affect regulatory or financial areas that could hinder our ability to continue with our clinical development. Because of the significant scientific, regulatory and commercial milestones that must be reached for any of our development programs or product candidates to be successful, any program or product candidate may be abandoned, even after we have expended significant resources, such as our investments or prospective investments in stem cell or cell therapy technologies, which could adversely affect our business and materially and adversely affect our stock price.

The science and technology of stem and progenitor cell biology are relatively new. There is no precedent for the successful commercialization of therapeutic product candidates being developed by Q Therapeutics based on these technologies. Therefore, our development programs are particularly risky and uncertain. In addition, we, and/or our collaborators must undertake significant research and development activities to develop product candidates based on these technologies, which will require additional funding and may take years to accomplish, if ever.

Our business is subject to ethical and social concerns, and restrictions on use of stem or progenitor cells could prevent us from developing or gaining acceptance for commercially viable products based upon such technology and adversely affect the market price of our Common Stock.

The use of stem cells for research and therapy has been the subject of debate regarding ethical, legal and social issues. Negative public attitudes toward stem cell therapy could result in greater governmental regulation of stem cell therapies, which could harm our business. For example, concerns regarding such possible regulation could impact our ability to attract collaborators and investors. Existing and potential U.S. government regulation of human tissue may lead researchers to leave the field of stem and progenitor cell research or the country altogether, in order to assure that their careers will not be impeded by restrictions on their work. Similarly, these factors may induce graduate students to choose other fields less vulnerable to changes in regulatory oversight, thus exacerbating the risk that we may not be able to attract and retain the scientific personnel we need in the face of competition among pharmaceutical, biotechnology and health care companies, universities and research institutions for what may become a shrinking class of qualified individuals.

Some of our most important programs involve the use of progenitor cells that are derived from human fetal cadaver tissue. The use of these can give rise to ethical and social issues regarding elective termination of pregnancy and the appropriate use of tissue derived therefrom. Some political and religious groups have voiced opposition to these technologies and practices. We use progenitor cells, and may use stem cells, derived from fetal cadaver tissue. Our research related to these derivatives may become the subject of adverse commentary or publicity, which could significantly harm the market price of our Common Stock. Changes in federal or state laws regulating rights to elective terminations of pregnancy may adversely impact our ability to procure tissue for manufacturing our products.

We are not using cells derived from embryonic stem cells. Government imposed restrictions with respect to use of embryos in research and development still could have a negative material effect on our business, including reducing interest in the cell therapy field overall and reducing interest in financing our business, impairing our ability to establish critical partnerships and collaborations.

Changes in governmental regulations relating to funding of stem cell research may also materially impact our business and result in an increase to the volatility of the market price of our Common Stock. For example, in March 2009 President Obama issued Executive Order 13505, entitled “Removing Barriers to Responsible Scientific Research Involving Human Stem Cells.” As a result, the Secretary of Health and Human Services, through the Director of the National Institutes of Health (“NIH”), issued new guidelines relating to human stem cell research to allow federal funding for research using human embryonic stem cells (“HESCs”) derived from embryos created by in vitro fertilization for reproductive purposes, but are no longer needed for that purpose. However, in August 2010, the Federal District Court for the District of Columbia issued a preliminary injunction prohibiting federal funding for HESC research. In September 2010, a federal appeals court lifted the injunction. Meanwhile, certain states are considering enacting, or already have enacted, legislation relating to stem cell research, including California, whose voters approved Proposition 71 to provide state funds for stem cell research in November 2004. In the United Kingdom and some other countries, the use of embryonic or fetal tissue in research (including the derivation of HESCs) is regulated by the government, whether or not the research involves government funding.

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These potential effects and others may result in a decrease in the market price of our Common Stock.

We operate in leased facilities and cannot be assured that these facilities will be available to us upon expiration of our current lease.

We occupy laboratory and office space in facilities leased from a commercial landlord, and we have added improvements to these facilities at our own expense to meet our laboratory needs. We cannot be assured that we will be able to remain in the same space after our lease expires on March 31, 2013. If we need to move to a new facility, this will require additional expense to add the improvements needed for our operations as well as delay our development activities until we are fully operational in a new space.

We may engage in acquisitions or strategic transactions or make investments that could result in significant changes or management disruption and fail to enhance stockholder value.

We may engage in acquisitions or strategic transactions or make investments with the goal of maximizing stockholder value. We may acquire businesses, in-license new technologies for development, enter into joint ventures or other strategic transactions, and purchase equity and debt securities, including minority interests in publicly traded and private companies, non-investment-grade debt securities, equity and debt mutual and exchange-traded funds, and corporate bonds/notes. Some of our strategic investments may entail a high degree of risk and will not become liquid until more than one year from the date of investment, if at all. Any or all of our acquisitions or strategic investments that we may undertake in the future may not generate financial returns or result in increased adoption or continued use of our technologies. In addition, our other investments may not generate financial returns or may result in losses due to market volatility, the general level of interest rates and inflation expectations. In some cases, we may be required to consolidate or record our share of the earnings or losses of those companies. Our share of any losses will adversely affect our financial results until we exit from or reduce our exposure to these investments. Achieving the anticipated benefits of acquisitions depends in part upon our ability to integrate the acquired businesses in an efficient and effective manner. The integration of companies that have previously operated independently may result in significant challenges, and we may be unable to accomplish the integration smoothly or successfully. We cannot assure you that the integration of acquired businesses with our business will result in the realization of the full benefits anticipated by us to result from the acquisition. We may not derive any commercial value from the acquired technology, products and intellectual property or from future technologies and products based on the acquired technology and/or intellectual property, and we may be subject to liabilities that are not covered by indemnification protection we may obtain.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure may create uncertainty regarding compliance matters. New or changed laws, regulations and standards are subject to varying interpretations in many cases. As a result, their application in practice may evolve over time. We are committed to maintaining high standards of corporate governance and public disclosure. Complying with evolving interpretations of new or changed legal requirements may cause us to incur higher costs as we revise current practices, policies and procedures, and may divert management time and attention from product development and revenue generation to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation might also be harmed.

We have identified material weaknesses in our internal control over financial reporting, and we cannot provide assurance that additional material weaknesses or significant deficiencies will not occur in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results, prevent fraud or file our periodic reports in a timely manner, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.

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We are subject to the reporting requirements of the Securities Exchange Act (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition, proxy statement, and other information. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective disclosure controls and procedures and internal controls and procedures for financial reporting. In our Annual Report on Form 10-K for the year ended December 31, 2011 (the “2011 Form 10-K”) and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, we disclosed that our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures as of the end of the periods covered by such reports were not effective in ensuring that material information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Also, in our 2011 Form 10-K, we disclosed that there were material weaknesses in our internal control over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. To date, none of the identified material weaknesses in our internal control over financial reporting have been corrected nor have we changed our disclosure controls and procedures to ensure that they are effective. However; during the quarter ended June 30, 2012, the Company hired an additional financial member to the Company’s accounting staff who has experience in designing, implementing, monitoring and testing internal controls to begin addressing and correcting concerns regarding the lack of segregation of incompatible duties cited as one of the material weaknesses in the Company’s internal control over financial reporting in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. As a result, we may incur significant legal, accounting and other expenses as we address the material weaknesses in our internal control. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. The measures we take may not be sufficient to satisfy our obligations as a public company. If we fail to timely achieve and maintain the adequacy of our internal control over financial reporting, we may not be able to produce reliable financial reports or help prevent fraud. Our failure to achieve and maintain effective internal control over financial reporting could prevent us from filing our periodic reports on a timely basis which could result in the loss of investor confidence in the reliability of our financial statements, harm our business and negatively impact the trading price of our Common Stock.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Common Stock held by non-affiliates exceeds $700 million as of any December 31st before that time, in which case we would no longer be an emerging growth company as of the following December 31st. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourself of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

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Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these rules and regulations to increase our compliance costs and to make certain activities more time consuming and costly. As a public company, we also expect that these rules and regulations may make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act. The individuals who now constitute our senior management have not previously had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately responds to such increased legal, regulatory compliance and reporting requirements. Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties and distract our management from attending to the growth of our business.

RISKS RELATING TO OUR COMMON STOCK

There can be no guarantee that FINRA will approve our market maker’s 15c2-11 Application

Recently, a FINRA-registered broker-dealer has applied to act as a market maker for our Common Stock on the Over-The-Counter Bulletin Board (OTCBB) and its application is currently pending. There can be no assurances that the application will be approved, that our Common Stock will quoted on the OTCBB, that a market for our Common Stock will develop or if developed, be maintained.

Our Common Stock is deemed a “penny stock,” which may make it more difficult for our investors to sell their shares.

Our Common Stock is subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The “penny stock” rules generally apply to companies whose Common Stock is not listed on The NASDAQ Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than established customers complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

If we are unable to adequately fund our operations, we may be forced to voluntarily file for deregistration of our common stock with the SEC.

Compliance with the periodic reporting requirements required by the SEC consumes a considerable amount of both internal, as well external, resources and represents a significant cost for us. If we are unable to continue to devote adequate funding and the resources needed to maintain such compliance, while continuing our operations, we may be forced to deregister with the SEC. If we file for deregistration, our common stock will no longer be listed on the OTCBB, and it may suffer a decrease in, or absence of, liquidity as after the deregistration process is complete, our common stock will only be tradable on the “Pink Sheets.”

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Investor relations activities, nominal float and supply and demand factors may affect the price of our Common Stock.

We expect to utilize various techniques such as non-deal road shows and investor relations campaigns in order to create investor awareness for our Company. These campaigns may include personal, video and telephone conferences with investors and prospective investors in which our business practices are described. We may provide compensation to investor relations and financial advisory firms and pay for newsletters, websites, mailings and email campaigns that are produced by third parties based upon publicly available information concerning us. We will not be responsible for the content of analysts’ reports and other writings and communications by investor relations firms not authored by us or from publicly available information. We do not intend to review or approve the content of such analysts’ reports or other materials based upon the analysts’ own research or methods. Investor relations firms should generally disclose when they are compensated for their efforts, but whether such disclosure is made or complete is not under our control. Our investors may be willing, from time to time, to encourage investor awareness through similar activities. Investor awareness activities may also be suspended or discontinued which may impact the trading market of our Common Stock.

The SEC and FINRA enforce various statutes and regulations intended to prevent manipulative or deceptive practices in connection with the purchase or sale of any security and carefully scrutinize trading patterns and company news and other communications for false or misleading information, particularly in cases where the hallmarks of pump and dump activities may exist, such as rapid share price increases or decreases. We and our stockholders may be subjected to enhanced regulatory scrutiny due to the small number of holders who initially will own the registered shares of our Common Stock publicly available for resale, and the limited trading markets in which such shares may be offered or sold which have often been associated with improper activities concerning penny stocks, such as the OTC Bulletin Board or the OTCQB Marketplace (“Pink OTC”) or pink sheets. Until such time as the Common Stock sold in this Offering is registered and until such time as the restricted shares of the Company are registered or available for resale under Rule 144, there will continue to be a small percentage of shares held by a small number of investors, many of whom acquired such shares in privately negotiated purchase and sale transactions, that will constitute the entire available trading market. The Supreme Court has stated that manipulative action is a term of art connoting intentional or willful conduct designed to deceive or defraud investors by controlling or artificially affecting the price of securities. Often times, manipulation is associated by regulators with forces that upset the supply and demand factors that would normally determine trading prices. As described in this Memorandum, a small percentage of our outstanding Common Stock will initially be available for trading, held by a small number of individuals or entities. Accordingly, the supply of Common Stock for sale will be extremely limited for an indeterminate amount of time, which could result in higher bids, asks or sales prices than would otherwise exist. Securities regulators have often cited thinly traded markets, small numbers of holders, and awareness campaigns as components of their claims of price manipulation and other violations of law when combined with manipulative trading, such as wash sales, matched orders or other manipulative trading timed to coincide with false or touting press releases. There can be no assurance that our or third-parties’ activities, or the small number of potential sellers or small percentage of stock in the float, or determinations by purchasers or holders as to when or under what circumstances or at what prices they may be willing to buy or sell stock, will not artificially impact (or would be claimed by regulators to have affected) the normal supply and demand factors that determine the price of stock.

Our stock price may be volatile.

The stock market in general, and the stock prices of technology-based and biotechnology/biopharmaceutical stocks in particular, have experienced volatility that often has been unrelated to the operating performance of any specific public company. The market price of our Common Stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	changes in our industry; competitive pricing pressures; our ability to obtain working capital financing; additions or departures of key personnel;
●	limited public float in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our Common Stock;
●	sales of our Common Stock;
●	our ability to execute our business plan;
●	operating results that fall below expectations;
●	loss of any strategic relationship;
●	regulatory developments;
●	changes in federal or state healthcare-related laws;
●	economic and other external factors;
●	period-to-period fluctuations in our financial results;
●	challenges and/or invalidation of key patents; and
●	our inability to develop or acquire new or needed technology.

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In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common Stock.

Offers or availability for sale of a substantial number of shares of our Common Stock may cause the price of our Common Stock to decline.

If our stockholders sell substantial amounts of our Common Stock in the public market, including shares issued in past private offerings, , it could create a circumstance commonly referred to as an overhang and in anticipation of which the market price of our Common Stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. The shares of Common Stock issued in the Merger to the current and former officers and directors, founders, and institutional stockholders of Q are subject to a lock-up agreement prohibiting certain sales and transfers of such shares until July 17, 2013 (the one year anniversary of the date the SEC declared the Company’s S-1 registration statement effective under the Securities Act) . Following such date, all of those shares will become freely tradable, subject to securities laws and SEC regulations regarding sales by insiders, including but not limited to the Rule 144 volume limitations pertaining to sales by affiliates. In addition, the shares of Common Stock sold in the private offering and the warrant shares will be freely tradable upon the earlier of: (i) effectiveness of a registration statement covering such shares and (ii) the date on which such shares may be sold without registration pursuant to Rule 144 (or other applicable exemption) under the Securities Act.

Our undesignated preferred stock may inhibit potential acquisition bids; this may adversely affect the market price for our Common Stock and the voting rights of holders of our Common Stock.

Our Certificate of Incorporation provides our Board of Directors with the authority to issue up 10,000,000 shares of undesignated preferred stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imported upon these shares without further vote or action by our stockholders. As of the date of this prospectus, no shares of preferred stock have been designated and the Board of Directors still has authority to designate and issue up to 10,000,000 shares of preferred stock in one or more classes or series. The issuance of shares of preferred stock may delay or prevent a change in control transaction without further action by our stockholders. As a result, the market price of our Common Stock may be adversely affected. In addition, if we issue preferred stock in the future that has preference over our Common Stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our Common Stock, the rights of holders of our Common Stock or the market price of our Common Stock could be adversely affected.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our Common Stock.

We have never paid cash dividends on our Common Stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

The sale of securities by us in any equity or debt financing could result in dilution to our existing stockholders and have a material adverse effect on our earnings.

Any sale of Common Stock by us in one or more future private placement offerings will result in dilution to the existing stockholders as a direct result of our issuance of additional shares of our capital stock. In addition, our business strategy may include expansion through acquisitions or by establishing strategic relationships. In order to do so, or to finance the cost of our other activities, we may issue additional equity securities that could dilute our stockholders’ stock ownership. We may also assume additional debt and incur impairment losses related to goodwill and other tangible assets if we acquire another company and this could negatively impact our earnings and results of operations.

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FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell your Common Stock and have an adverse effect on the market for your shares of our Common Stock.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its Annual Report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting. Our management may conclude that our internal controls over our financial reporting are not effective. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our common stock.

RISKS RELATED TO CLINICAL AND COMMERCIALIZATION ACTIVITIES

Delays in the commencement of clinical testing of our current and potential product candidates could result in increased costs to us and delay our ability to generate revenues.

The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

●	obtaining adequate financing;
●	demonstrating sufficient safety and efficacy to obtain regulatory clearance to commence a clinical trial;
●	manufacturing sufficient quantities or producing products meeting our quality standards of a product candidate;
●	obtaining an injection device or methodology meeting our quality standards;
●	obtaining approval of an Investigational New Drug (“IND”) application or proposed trial design from the FDA;
●	reaching agreement on acceptable terms with our collaborators on all aspects of the clinical trial, including the contract research organizations (“CROs”) and the trial sites; and
●	obtaining Institutional Review Board (“IRB”) approval to conduct a clinical trial at a prospective site.

In addition, clinical trials may be delayed due to insufficient patient enrollment, which is a function of many factors, including the size and nature of the patient population, the nature of the protocol, the proximity of patients to clinical sites, other competing clinical trials in the same disease indication, the availability of effective treatments for the relevant disease, and the eligibility criteria for the clinical trial. Delays in commencing clinical testing of our product candidates could prevent or delay us from obtaining approval for our product candidates.

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We do not have experience as a company in conducting clinical trials, or in other areas required for the successful commercialization and marketing of our product candidates.

We have no experience as an entity in conducting either early stage or large-scale, late stage clinical trials. We cannot be certain that planned clinical trials will begin or be completed on time, if at all. Large-scale trials would require either additional financial and management resources, or reliance on third-party clinical investigators, pharmaceutical partners, CROs and/or consultants. Relying on third-party clinical investigators, pharmaceutical partners or CROs may force us to encounter delays that are outside of our control. Any such delays could have a material adverse effect on our business.

We also do not currently have marketing and distribution capabilities for our product candidates. Developing an internal sales and distribution capability would be an expensive and time-consuming process. We may enter into agreements with third parties that would be responsible for marketing and distribution. However, these third parties may not be capable of successfully selling any of our product candidates. The inability to commercialize and market our product candidates could materially adversely affect our business.

Obtaining regulatory approvals to market our product candidates in the United States and other countries is a costly and lengthy process and we cannot predict whether or when we will be permitted to commercialize our product candidates.

Federal, state and local governments in the United States and governments in other countries have significant regulations in place that govern many of our activities and may prevent us from creating commercially viable products from our discoveries. The regulatory process, particularly for biopharmaceutical product candidates like ours, is uncertain, can take many years and requires the expenditure of substantial resources.

Our potential product candidates will require extensive preclinical and clinical testing prior to submission of any regulatory application to commence commercial sales. In particular, human pharmaceutical therapeutic product candidates are subject to rigorous requirements of the FDA in the United States and similar health authorities in other countries in order to demonstrate safety and efficacy. Data obtained from preclinical and clinical activities is susceptible to varying interpretations that could delay, limit or prevent regulatory agency approvals. In addition, delays or rejections may be encountered as a result of changes in regulatory agency policy during the period of product development and/or the period of review of any application for regulatory agency approval for a product candidate.

Any product candidate that we or our collaborators develop must receive all relevant regulatory agency approvals/clearance before it may be marketed in the United States or other countries. Obtaining regulatory approval/clearance is a lengthy, expensive and uncertain process. Because certain of our product candidates involve the application of new technologies or are based upon a new therapeutic approach, they may be subject to substantial additional review by various government regulatory authorities, and, as a result, the process of obtaining regulatory approvals/clearance for them may proceed more slowly than for product candidates based upon more conventional technologies.

Delays in obtaining regulatory agency approvals/clearance could:

●	significantly delay and harm the marketing of any products that we or our collaborators develop;
●	impose costly procedures upon our activities or the activities of our collaborators;
●	diminish any competitive advantages that we or our collaborators may attain; or
●	adversely affect our ability to receive royalties and generate revenues and profits.

Even if we commit the necessary time and resources, the required regulatory agency approvals/clearance may not be obtained for any product candidates developed by us or in collaboration with us. If we obtain regulatory agency approval/clearance for a new product, this approval/clearance may entail limitations on the indicated uses for which it can be marketed that could limit the potential commercial use of the product.

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Failure to achieve continued compliance with government regulation over approved products could delay or halt commercialization of our products.

Approved products and their manufacturers are subject to continual review, and discovery of previously unknown problems with a product or its manufacturer may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. The future sale by us or our collaborators of any commercially viable product will be subject to government regulation from several stand points, including the processes of:

●	manufacturing;
●	adverse-event reporting;
●	advertising and promoting;
●	selling and marketing;
●	labeling; and
●	distribution.

If, and to the extent that, we are unable to comply with these regulations, our ability to earn revenues will be materially and negatively impacted.

Failure to comply with regulatory requirements can result in severe civil and criminal penalties, including but not limited to:

●	recall or seizure of products;
●	injunction against the manufacture, distribution and sales and marketing of products; and
●	criminal prosecution.

The imposition of any of these penalties or other commercial limitations could significantly impair our business, financial condition and results of operations.

RISKS RELATED TO PROTECTING OUR INTELLECTUAL PROPERTY

Impairment of our intellectual property rights may adversely affect the value of our technologies and product candidates and limit our ability to pursue their development.

Protection of our proprietary technology is critically important to our business. Our success will depend in part on our ability to obtain and enforce our patents and maintain trade secrets, both in the United States and in other countries. Further, our patents may be challenged, invalidated or circumvented, and our patent rights may not provide proprietary protection or competitive advantages to us. In the event that we are unsuccessful in obtaining and enforcing patents, we may not be able to further develop or commercialize our product candidates and our business would be negatively impacted.

The patent positions of pharmaceutical and biopharmaceutical companies, including ours, are highly uncertain and involve complex legal and technical questions. In particular, legal principles for biotechnology and pharmaceutical patents in the United States and in other countries are evolving, and the extent to which we will be able to obtain patent coverage to protect our technology, or enforce issued patents, is uncertain. In the United States, recent court decisions in patent cases as well as proposed legislative changes to the patent system only exacerbate this uncertainty. Furthermore, significant amendments to the regulations governing the process of obtaining patents were proposed in a new rule package by the United States Patent and Trademark Office (the Patent Office) in 2007. The proposed new rules were widely regarded as detrimental to the interests of biotechnology and pharmaceutical companies. The implementation of the rule package was blocked by a court injunction requested by a pharmaceutical company. The Patent Office challenged the court decision through an appeal to the U.S. Court of Appeals for the Federal Circuit (CAFC), but the appeal was dismissed in November 2009, after the Patent Office changed course and rescinded the proposed new rules. At this point we do not know whether the Patent Office will attempt to introduce new rules to replace those that were recently withdrawn or whether any such new rules would also be challenged.

We are uncertain of what patent coverage we will obtain for our products in Europe or Asia. At this time, we do not know whether or to what extent we will be able to obtain future patent protection for our technologies and products in Europe or Asia. If we are unable to protect our inventions related to cell therapy products in Europe or Asia, our future business opportunities could be negatively impacted.

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Challenges to our patent rights can result in costly and time-consuming legal proceedings that may prevent or limit development of our product candidates.

Publication of discoveries in scientific or patent literature tends to lag behind actual discoveries by at least several months and sometimes several years. Therefore, the persons or entities that we or our licensors name as inventors in our patents and patent applications may not have been the first to invent the inventions disclosed in the patent applications or patents, or the first to file patent applications for these inventions. As a result, we may not be able to obtain patents for discoveries that we otherwise would consider patentable and that we consider to be extremely significant to our future success.

Where more than one party seeks U.S. patent protection for the same technology, the Patent Office may declare an interference proceeding in order to ascertain the party to which the patent should be issued. Patent interferences are typically complex, highly contested legal proceedings, subject to appeal. They are usually expensive and prolonged, and can cause significant delay in the issuance of patents. Moreover, parties that receive an adverse decision in an interference can lose important patent rights. Our pending patent applications, or our issued patents, may be drawn into interference proceedings which may delay or prevent the issuance of patents, or result in the loss of issued patent rights.

Outside of the United States, certain jurisdictions, such as Europe, New Zealand and Australia, permit oppositions to be filed against the granting of patents. Because our intent is to commercialize products internationally, securing both proprietary protection and freedom to operate outside of the United States is important to our business. We may be, in the future, involved in both opposing the grant of patents to others through such opposition proceedings and in defending our patent applications against oppositions filed by others.

European opposition and appeal proceedings can take several years to reach final decision. The potential oppositions discussed above reflect the complexity of the patent landscape in which we operate, and illustrate the risks and uncertainties.

Patent opposition proceedings are not currently available in the U.S. patent system, but legislation has been proposed to introduce them. However, issued U.S. patents can be reexamined by the Patent Office at the request of a third party. Patents owned or licensed by Q Therapeutics may therefore be subject to reexamination. As in any legal proceeding, the outcome of patent reexaminations is uncertain, and a decision adverse to our interests could result in the loss of valuable patent rights.

As more groups become engaged in scientific research and product development in the areas of stem cells, the risk of our patents being challenged through patent interferences, oppositions, reexaminations, litigation or other means will likely increase. Challenges to our patents through these procedures can be extremely expensive and time-consuming, even if the outcome is favorable to us. An adverse outcome in a patent dispute could severely harm our business by:

●	causing us to lose patent rights in the relevant jurisdiction(s);
●	subjecting us to litigation, or otherwise preventing us from commercializing potential products in the relevant jurisdiction(s);
●	requiring us to obtain licenses to the disputed patents;
●	forcing us to cease using the disputed technology; or
●	requiring us to develop or obtain alternative technologies.

Furthermore, if such challenges to our patent rights are not resolved promptly in our favor, our existing and future business relationships may be jeopardized and we could be delayed or prevented from entering into new collaborations or from commercializing certain products, which could materially harm our business.

If we fail to meet our obligations under license agreements, we may lose our rights to key technologies on which our business depends.

Our business depends on several critical technologies that are based in part on patents licensed from third parties. Those third-party license agreements impose obligations on us, such as payment obligations and obligations to diligently pursue development of commercial products under the licensed patents. If a licensor believes that we have failed to meet our obligations under a license agreement, the licensor could seek to limit or terminate our license rights, which could lead to costly and time-consuming litigation and, potentially, a loss of the licensed rights. During the period of any such litigation our ability to carry out the development and commercialization of potential products could be significantly and negatively affected. If our license rights were restricted or ultimately lost, our ability to continue our business based on the affected technology would be severely adversely affected.

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We may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome.

Our business may bring us into conflict with our licensees, licensors, or others with whom we have contractual or other business relationships, or with our competitors or others whose interests differ from ours. If we are unable to resolve those conflicts on terms that are satisfactory to all parties, we may become involved in litigation brought by or against us. That litigation is likely to be expensive and may require a significant amount of management’s time and attention, at the expense of other aspects of our business. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities, or otherwise affect our legal or contractual rights, which could have a significant adverse effect on our business.

The development, manufacturing and commercialization of cell-based therapeutic products expose us to product liability claims, which could lead to substantial liability.

By developing and, ultimately, commercializing therapeutic products, we are exposed to the risk of product liability claims. Product liability claims against us could result in substantial litigation costs and damage awards against us. We intend to obtain liability insurance that covers our clinical trials, and we will need to increase our insurance coverage if and when we begin commercializing products. We may not be able to obtain insurance on acceptable terms, if at all, and the policy limits on our insurance policies may be insufficient to cover our liability.

We may be subject to infringement claims that are costly to defend, and which may limit our ability to use disputed technologies and may prevent us from pursuing research and development or commercialization of potential products.

Our commercial success depends significantly on our ability to operate without infringing patents and the proprietary rights of others. Our technologies may infringe the patents or proprietary rights of others. In addition, we may become aware of discoveries and technology controlled by third parties that are advantageous to our programs. In the event our technologies infringe the rights of others or we require the use of discoveries and technology controlled by third parties, we may be prevented from pursuing research, development or commercialization of potential products or may be required to obtain licenses to those patents or other proprietary rights or develop or obtain alternative technologies. We have obtained or are negotiating licenses from universities and companies for technologies that we anticipate incorporating into our potential products, and we initiate negotiation for licenses to other technologies as the need or opportunity arises. We may not be able to obtain a license to patented technology on commercially favorable terms, or at all. If we do not obtain a necessary license, we may need to redesign our technologies or obtain rights to alternate technologies, the research and adoption of which could cause delays in product development. In cases where we are unable to license necessary technologies, we could be prevented from developing certain potential products. Our failure to obtain alternative technologies or a license to any technology that we may require to research, develop or commercialize our product candidates would significantly and negatively affect our business.

Much of the information and know-how that is critical to our business is not patentable and we may not be able to prevent others from obtaining this information and establishing competitive enterprises.

We sometimes rely on trade secrets to protect our proprietary technology, especially in circumstances in which we believe patent protection is not appropriate or available. We attempt to protect our proprietary technology in part by confidentiality agreements with our employees, consultants, collaborators and contractors. We cannot assure you that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors, any of which would harm our business significantly.

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RISKS RELATED TO OUR RELATIONSHIPS WITH THIRD PARTIES

We depend on other parties to help us develop, manufacture and test our product candidates, and our ability to develop and commercialize potential products may be impaired or delayed if collaborations are unsuccessful.

Our strategy for the development, clinical testing and commercialization of our product candidates requires that we enter into collaborations with corporate partners, licensors, licensees and others. We are dependent upon the subsequent success of these other parties in performing their respective responsibilities and the continued cooperation of our partners. By way of example, we have key agreements with Goodwin Biosciences, Inc. and the University of Utah related to manufacture of our products, and are working with Johns Hopkins University and MPI Research, Inc. on preclinical studies for our first product. We have agreements with Life Technologies, Inc. concerning commercialization of certain of our products for the research market. Our collaborators, contractors and licensees may not cooperate with us or perform their obligations under our agreements with them. We cannot control the amount and timing of our collaborators’ resources that will be devoted to activities related to our collaborative agreements with them. Our collaborators may choose to pursue existing or alternative technologies in preference to those being developed in collaboration with us.

Under agreements with other parties, we may rely significantly on them to, among other activities:

●	conduct research and development activities and preclinical safety studies in conjunction with or for us;
●	manufacture product(s) or reagents used for such product manufacture for use by us, our contractors and our partners;
●	design and conduct advanced clinical trials in the event that we reach clinical trials;
●	fund research and development activities with us;
●	manage and license certain patent rights;
●	pay us fees upon the achievement of milestones; and
●	market with us any commercial products that result from our collaborations.

The development and commercialization of potential products will be delayed if collaborators or other partners fail to conduct these activities in a timely manner or at all. In addition, our collaborators could terminate their agreements with us and we may not receive any development or milestone payments. If we do not achieve milestones set forth in the agreements, or if our collaborators breach or terminate their collaborative agreements with us, our business may be materially harmed.

We also rely on other companies for certain reagent development, manufacturing or other technical scientific work, with respect to our cell products. We have contracts with these companies that specify the work to be done and results to be achieved, but we do not have direct control over their personnel or operations. If these companies do not perform the work that they were assigned, our ability to develop or manufacture our product candidates could be significantly harmed.

Our reliance on the activities of our consultants, research institutions, and scientific contractors, whose activities are not wholly within our control, may lead to delays in development of our product candidates.

We rely extensively upon and have relationships with scientific consultants at academic and other institutions, some of whom conduct research at our request, and other consultants who assist us in formulating our research and development and clinical strategy or other matters. These consultants are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of these consultants and, except as otherwise required by our collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to our activities.

In addition, we have formed research collaborations with academic and other research institutions in the U.S. These research facilities may have commitments to other commercial and noncommercial entities. We have limited control over the operations of these laboratories and can expect only limited amounts of their time to be dedicated to our research goals. If any of these third parties are unable or refuse to contribute to projects on which we need their help, our ability to generate advances in our technologies and develop our product candidates could be significantly harmed.

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RISKS RELATED TO COMPETITIVE FACTORS

The loss of key personnel could slow our ability to conduct research and develop product candidates.

Our future success depends to a significant extent on the skills, experience and efforts of our executive officers and key members of our scientific staff. We face intense competition for qualified individuals from numerous pharmaceutical, biopharmaceutical and biotechnology companies, as well as academic and other research institutions. We may be unable to retain our current personnel or attract or assimilate other highly qualified management and scientific personnel in the future on acceptable terms. The loss of any or all of these individuals could harm our business and might significantly delay or prevent the achievement of research, development or business objectives.

Our product candidates are likely to be expensive to manufacture, and they may not be profitable if we are unable to significantly reduce the costs to manufacture them.

Our Q-Cells® and other cellular-based products could be more expensive to manufacture than other treatments currently on the market today or that will be on the market when our product is ready to be marketed. Our present manufacturing processes are conducted on a modest scale and we may be able to reduce manufacturing costs through process improvements, as well as through scale increases. If we are not able to do so, however, and, depending on the pricing of the potential product, the profit margin on our product may be significantly less than that of most drugs on the market today. If we are unable to scale our production of Q-Cells® at a commercially acceptable manufacturing cost, it would impact the affordability of the therapy for patients and reduce our potential profitability.

The cell-based therapies we are developing may require large quantities of cells. We continue to develop processes to scale up production and increase yields of the cells in a cost-effective way. We may not be able to charge a high enough price for any cell therapy product we develop, even if it is safe and effective, to make a profit. If we are unable to realize significant profits from our potential product candidates, our business would be materially harmed.

Some of our competitors may develop technologies that are superior to or more cost-effective than ours, which may impact the commercial viability of our technologies and which may significantly damage our ability to sustain operations.

The pharmaceutical and biotechnology industries are intensely competitive. Other pharmaceutical and biotechnology companies and research organizations currently engage in or have in the past engaged in efforts related to the biological mechanisms that are the focus of our programs in glial cell therapies, including the study of neural stem cells as precursors for glial cells and use of embryonic stem cells to derive glial cells. In addition, other products and therapies that could compete directly with the product candidates that we are seeking to develop and market currently exist or are being developed by pharmaceutical and biopharmaceutical companies and by academic and other research organizations.

Other companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for research, clinical development and marketing of products similar to ours. These companies and institutions compete with us in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to our programs.

In addition to the above factors, we expect to face competition in the following areas:

●	product efficacy and safety;
●	the timing and scope of regulatory consents;
●	availability of resources;
●	reimbursement coverage;
●	price; and
●	patent position, including potentially dominant patent positions of others.

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As a result of the foregoing, our competitors may develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than we do. Most significantly, competitive products may render any product candidates that we develop obsolete, which would negatively impact our business and ability to sustain operations. Although we believe that our approach holds the promise of achieving the desired safety and efficacy profiles for treatment of many neurodegenerative diseases, competitor companies may indeed demonstrate safety and efficacy of their competing products, as well as achieve a marketed product before we do.

To be successful, our product candidates must be accepted by the health care community, which can be very slow to adopt or unreceptive to new technologies and products.

Our product candidates and those developed by our collaborators, if approved for marketing, may not achieve market acceptance since hospitals, physicians, patients or the medical community in general may decide not to accept and utilize these products. The product candidates that we are attempting to develop represent substantial departures from established treatment methods and will compete with a number of conventional drugs and therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any of our developed potential products will depend on a number of factors, including:

●	our establishment and demonstration to the medical community of the clinical efficacy and safety of our product candidates;
●	our ability to create products that are superior to alternatives currently on the market;
●	our ability to establish in the medical community the potential advantage of our treatments over alternative treatment methods; and
●	reimbursement policies of government and third-party payers.

If the health care community does not accept our potential products for any of the foregoing reasons, or for any other reason, our business would be materially harmed.

If we fail to obtain acceptable prices or adequate reimbursement for our product candidates, the use of our potential products could be severely limited.

Our ability to successfully commercialize our product candidates will depend significantly on our ability to obtain acceptable prices and the availability of reimbursement to the patient from third-party payers. In March 2010, President Obama signed the Patient Protection and Affordability Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, the PPACA) into law. Focused on expanding healthcare coverage to millions of uninsured Americans and reducing the rate of increase in healthcare costs, the PPACA contains numerous initiatives that impact the pharmaceutical industry.

While the PPACA may increase the number of patients who have insurance coverage for our product candidates, its cost containment measures could also adversely affect reimbursement for our potential products. Cost control initiatives could decrease the price that we receive for any product candidate we may develop in the future. If our potential products are not considered cost-effective or if we fail to generate adequate third-party reimbursement for the users of our potential products and treatments, then we may be unable to maintain price levels sufficient to realize an appropriate return on our investment for potential products currently in development, which could have an adverse impact on our business. Furthermore, there have been challenges to the PPACA and if all or a portion of it were overturned this could have material adverse effects on our business.

Our competition has significantly greater experience and financial resources.

The biotechnology industry is characterized by intense competition. We compete against numerous companies, and many have substantially greater resources. Several such companies have initiated cell therapy research programs and/or efforts to treat the same diseases that we target. Companies such as Neuralstem, Inc., StemCells, Inc., a company who may purchase Geron Corporation’s cell therapy business, and Genzyme Corporation as well as others, may have substantially greater resources and experience in our fields that put us at a competitive disadvantage.

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RISKS RELATED TO ENVIRONMENTAL AND PRODUCT LIABILITY

Our activities involve hazardous materials, and improper handling of these materials by our employees or agents could expose us to significant legal and financial penalties.

Our research and development activities involve the controlled use of hazardous materials, chemicals and various compounds. As a consequence, we are subject to numerous environmental and safety laws and regulations, including those governing laboratory procedures, controlled substances, exposure to blood-borne pathogens and the handling of biohazardous materials. We may be required to incur significant costs to comply with current or future environmental laws and regulations and may be adversely affected by the cost of compliance with these laws and regulations. Although we believe that our safety procedures for using, handling, storing and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, state or federal authorities could curtail our use of these materials and we could be liable for any civil damages that result, the cost of which could be substantial. Further, any failure by us to control the use, disposal, removal or storage, or to adequately restrict the discharge, or assist in the cleanup, of hazardous chemicals or hazardous, infectious or toxic substances could subject us to significant liabilities, including joint and several liability under certain statutes. Any such liability could exceed our resources and could have a material adverse effect on our business, financial condition and results of operations. Additionally, an accident could damage our research and manufacturing facilities and operations.

Additional federal, state and local laws and regulations affecting us may be adopted in the future. We may incur substantial costs to comply with these laws and regulations and substantial fines or penalties if we violate any of these laws or regulations, which would adversely affect our business.

We may not be able to obtain or maintain sufficient insurance on commercially reasonable terms or with adequate coverage against potential liabilities in order to protect ourselves against product liability claims.

Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic and research products. We may become subject to product liability claims if the use of our potential products is alleged to have injured subjects or patients. This risk exists for product candidates tested in human clinical trials as well as potential products that are sold commercially. We plan to obtain limited clinical trial liability insurance for our clinical trials and we may not be able to maintain this type of insurance for any of our clinical trials. In addition, product liability insurance is becoming increasingly expensive. Being unable to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities could have a material adverse effect on our business.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Forward-looking statements usually contain the words “estimate,” “anticipate,” “believe,” “expect,” or similar expressions, and are subject to numerous known and unknown risks and uncertainties. In evaluating such statements, prospective investors should carefully review various risks and uncertainties identified in this prospectus, including the matters set forth under the captions “Risk Factors” and in the Company’s other filings with the SEC. These risks and uncertainties could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements. The Company undertakes no obligation to update or publicly announce revisions to any forward-looking statements to reflect future events or developments.

Although forward-looking statements in this prospectus reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risks Related to the Company’s Business” above, as well as those discussed elsewhere in this prospectus. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We file reports with the SEC. You can read and copy any materials we file with the SEC at the SEC’s Public Reference Room, 100 F. Street, NE, Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. You can obtain additional information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company.

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We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this prospectus, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares which may be sold pursuant to this Reoffer Prospectus for the respective accounts of the selling stockholders. All such proceeds, net of brokerage commissions, if any, will be received by the selling stockholders. See “Selling Stockholders” and “Plan of Distribution.” However, we will receive proceeds to the extent the shares of Common Stock which may be offered pursuant to this Reoffer Prospectus are issued pursuant o the exercise of stock options. If, and to the extent that, options are exercised, we will receive the exercise price of the options upon the exercise of the options. We will apply such proceeds, if any, for working capital and general corporate purposes. There is no assurance any of the options will be exercised.

SELLING STOCKHOLDERS

This Reoffer Prospectus relates to the shares of Common Stock that are being registered for resale by the selling stockholders listed below.  All of these shares were issued or are issuable pursuant to awards granted pursuant to the Plans.  The selling stockholders may resell any or all of these shares at any time they choose and from time to time, while this Reoffer Prospectus is effective.  The selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares in transactions exempt from the registration requirements of the Securities Act.

As of the date of this Reoffer Prospectus, we have issued awards consisting of 6,086,373 shares of Common Stock under the Plans, including 1,206,809 incentive stock options exercisable on a fully vested basis to purchase 1,206,809 shares of Common Stock under the Plans and 2,618,632 non-qualified stock options exercisable on a fully vested basis to purchase 2,618,632 shares of Common Stock under the Plans. Of the options issued under the Plans, 50,930 stock options had been granted under the 2002 Plan to a consultant which had received such stock options in connection with a proposed capital-raising transaction. Therefore, pursuant to the General Instructions of Form S-8 promulgated by the SEC, we have excluded those options from this S-8 and in the event such consultant exercises its stock options, it will receive restricted shares of Common Stock subject to the resale restrictions under Rule 144 of the Securities Act.

The following table sets forth the information as to the ownership of our securities by certain of the selling stockholders as of the date of this prospectus, at which time 24,665,083 shares of our Common Stock were outstanding.  As permitted by Form S-8, the table below does not include information for certain selling stockholders which are non-affiliates of the Company and who hold less than 1,000 shares of Common Stock.

The number of shares in the column “Number of Shares Owned” represents the total number of shares that a selling stockholder currently owns or has the right to acquire within sixty (60) days of the date of this prospectus. For the purposes of this prospectus, however, we have included all shares issuable under options granted under the Plans, whether or not all options have vested. The number of shares in the columns “Number of Shares to be Offered” represents all of the shares that a selling stockholder may offer under this Reoffer Prospectus.  The table and footnotes assume that the selling stockholders will sell all of such shares.   However, because the selling stockholders may sell all or some of their shares under this Reoffer Prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholder after completion of any sales.  We do not know how long the selling stockholders will hold the shares before selling them.  Information concerning the selling stockholders may change from time to time and changed information will be presented in a supplement to this Reoffer Prospectus if and when necessary and required.  Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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As required by Form S-8, the selling stockholders listed as “Consultants and Advisors” in this Reoffer Prospectus are (i) natural persons; (ii) received the awards granted to them by the Company under the Plan in consideration for bona fide services provided by them to the Company and its affiliates and (iii) such services were not rendered in connection with a sale of securities in a capital-raising transaction, nor do they directly or indirectly promote or maintain a market for the Company’s securities.

Name of Selling Stockholder (1)	Number of Shares Owned	Maximum Number of Shares to be Offered (2)	Shares Beneficially Owned After Offering	Percentage of Common Shares Owned After Offering (3)

Executive Officers & Directors
Deborah Eppstein	2,348,539	1,647,477	701,062	2%
Peter Barton Hutt	154,803	122,352	32,451	*
Peter Grebow	25,000	25,000	—	*
Steven J. Borst	1,637,457	1,084,672	552,785	2%

Former Executive Officers & Directors
Dennis B. Farrar	857,198	43,268	813,930	3%
Linda Sonntag	135,211	135,211	—	*

Employees
Barbara Madsen	63,737	63,737	—	*
Brooke Hashimoto	76,724	76,724	—	*
Cynthia Levinthal	102,352	102,352	16,225	*
James Campanelli	371,249	371,249	—	*
William Wheatley	45,000	45,000	—	*

Consultants and Advisors
Ian D. Duncan	21,634	21,634	—	*
Robert Sandrock	14,198	14,198	—	*
Thomas N. Parks	21,634	21,634	—	*

*Represents less than 1%.

(1)	Unless otherwise indicated, the address of each selling stockholder is c/o Q Holdings, Inc., 615 Arapeen Drive, Suite 102, Salt Lake City, Utah 84108.
(2)	Includes all Common Stock underlying awards granted pursuant to the Plans. Does not constitute a commitment to sell any or all of the stated number of shares of Common Stock. The number of shares offered shall be determined from time to time by each selling stockholder at their sole discretion.
(3)	Based upon 30,700,526 shares of common stock consisting of 24,665,083 shares of common stock issued and outstanding prior to the offering and 6,035,443 shares of common stock registered under the Securities Act on a registration statement on a Form S-8, of which this prospectus forms a part, and issuable upon the exercise of options issuable under the Company’s 2002 Plan and 2011 Plan and assumed to be outstanding upon the completion of this offering.

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PLAN OF DISTRIBUTION

The shares of our Common Stock covered by this Reoffer Prospectus may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following, without limitation:

(a)	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b)	purchases by a broker or dealer as principal and resale by such broker or dealer or for its account pursuant to the Reoffer Prospectus, as supplemented;

(c)	ordinary brokerage transactions in which the broker solicits purchasers;

(d)	through options, swaps or derivatives;

(e)	in transactions to cover short sales;

(f)	privately negotiated transactions; or

(g)	in a combination of any of the above methods.

The selling stockholders may sell their shares of Common Stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares of Common Stock. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares of Common Stock, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling stockholder to sell a specified number of shares of Common Stock at a stipulated price per common share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares of Common Stock at the price required to fulfill the broker-dealer commitment to the selling stockholder.

Broker-dealers who acquire shares of Common Stock as principal may thereafter resell the shares of Common Stock from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with re-sales of the shares of Common Stock, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into such arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this Registration Statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The selling stockholders and sales to and through other broker-dealers or agents that participate with the selling stockholder in the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Rule 144

In addition, any securities covered by this Reoffer Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Reoffer Prospectus, as supplemented. Sales may also take place from time to time through brokers pursuant to pre-arranged sales plans intended to qualify under SEC Rule 10b5-1.

Regulation M

The selling stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular we will advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of Common Stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

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Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;
2.	may not cover short sales by purchasing shares while the distribution is taking place; and

3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “institutional accredited investors.” The term “institutional accredited investor” refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501(a) of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

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Expenses of Registration

All expenses of registration of the Common Stock, other than commissions and discounts of underwriters, dealers or agents, shall be borne by us. As and when we are required to update this Reoffer Prospectus, we may incur additional expenses.

LEGAL MATTERS

The legality of the shares of Common Stock being registered pursuant to this Registration Statement will be passed upon for the Company by The Sourlis Law Firm located in Red Bank, NJ.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 have been audited by Tanner LLC, an independent registered public accounting firm, as stated in its report, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Reoffer Prospectus, which means that we can disclose important information to you by referring to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for information superseded by this prospectus. This Reoffer Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC as of their respective filing dates. These documents contain important information about us and our finances.

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No.: 000-52062) filed with the Commission on March 23, 2012;

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 (File No. 000-52062) filed with the Commission on May 16, 2012;

3.	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 (File No. 000-52062) filed with the Commission on August 10, 2012;

4.	Amendment No. 1 filed on September 9, 2012 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 (File No. 000-52062) filed with the Commission on August 10, 2012;

5.	A description of the Company’s Common Stock contained in Form 10-SB (File No. 000-52062) filed with the Commission on June 19, 2006, and as updated by Form 8-K (File No. 000-52062) filed with the Commission on October 18, 2011, as amended; and

6.	All other documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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We will provide without charge to each person to whom a copy of this Reoffer Prospectus has been delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus. Written or oral requests for such copies should be directed to:

Q Holdings, Inc.
615 Arapeen Drive, Suite 102
Salt Lake City, UT 84108
Attention: Steven J. Borst, CFO
Phone: (801) 582-5400
Fax: (801) 582-5401

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company’s officers and directors are indemnified as provided by the Delaware General Corporation Law and the Company’s Bylaws.

Under Section 145 of the Delaware General Corporation Law, the Company can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933. The Company’s Bylaws and Certificate of Incorporation provide that the Company will indemnify its directors and officers to the fullest extent permitted by law, and require the Company to advance litigation expenses under certain circumstances. The Bylaws and Certificate of Incorporation further provide that rights conferred under such Bylaws and Certificate of Incorporation do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Company’s Certificate of Incorporation provides that none of its directors shall be personally liable for monetary damages for breach of such director’s fiduciary duty to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Company has entered into agreements to indemnify its directors, the directors of certain of its subsidiaries and certain of its officers in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify the Company’s directors and certain of its officers for certain expenses, attorneys’ fees, judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of the Company, or as a director or officer of any other company or enterprise to which the person provides services at the request of the Company. The Company also maintains directors and officers liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the Commission. You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the Commission maintains at 100 F Street N.E. Washington, D.C. 20549.You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 100 F. Street, N.E., Washington, D.C. 20549.

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You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-732-0330. The Commission also maintains a web site http://www.sec.gov that makes available reports, proxy statements and other information regarding issuers that file electronically with it.

We maintain a website on the Internet at www.qthera.com. The contents of our website are not incorporated into this prospectus.

We have filed with the SEC a Registration Statement on Form S-8 under the Securities Act to register with the SEC the shares of our Common Stock described in this Reoffer Prospectus. This Reoffer Prospectus is part of that Registration Statement and provides you with a general description of the shares being registered, but does not include all of the information you can find in the Registration Statement or the exhibits. You should refer to the Registration Statement and its exhibits for more information about us and the Common Stock being registered.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company are incorporated herein by reference:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No.: 000-52062) filed with the Commission on March 23, 2012;

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 (File No. 000-52062) filed with the Commission on May 16, 2012;

3.	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 (File No. 000-52062) filed with the Commission on August 10, 2012;

4.	Amendment No. 1 filed on September 9, 2012 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 (File No. 000-52062) filed with the Commission on August 10, 2012;

5.	A description of the Company’s Common Stock contained in Form 10-SB (File No. 000-52062) filed with the Commission on June 19, 2006, and as updated by Form 8-K (File No. 000-52062) filed with the Commission on October 18, 2011, as amended; and

6.	All other documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4. Description of Securities.

Not Applicable. The Company’s Common Stock is registered under Section 12(g) of the Exchange Act.

 Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law, the Company can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933. The Company’s Bylaws and Certificate of Incorporation provide that the Company will indemnify its directors and officers to the fullest extent permitted by law, and require the Company to advance litigation expenses under certain circumstances. The Bylaws and Certificate of Incorporation further provide that rights conferred under such Bylaws and Certificate of Incorporation do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Company’s Certificate of Incorporation provides that none of its directors shall be personally liable for monetary damages for breach of such director’s fiduciary duty to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Company has entered into agreements to indemnify its directors, the directors of certain of its subsidiaries and certain of its officers in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify the Company’s directors and certain of its officers for certain expenses, attorneys’ fees, judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of the Company, or as a director or officer of any other company or enterprise to which the person provides services at the request of the Company. The Company also maintains directors and officers liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to the Company’s directors, officers and controlling persons pursuant to the provisions above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the Company of expenses incurred or paid by one of the Company’s directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the Company’s directors, officers, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and it will be governed by the final adjudication of such issue.

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Item 7. Exemption from Registration Claimed.

Not applicable

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.:	Description
4.1(1)	Amended and Restated Q Therapeutics 2002 Stock Incentive Plan

4.2(1)	Q Therapeutics 2011 Equity Incentive Compensation Plan

5.1(2)	Opinion of The Sourlis Law Firm

23.1(2)	Consent of Tanner LLC

23.2(2)	Consent of The Sourlis Law Firm (included in Exhibit 5.1)

24.1(2)	Power of Attorney (included in the Signature Page)

(1)	Filed as an exhibit to the Company’s Registration Statement on Form S-1 (File No: 333-182447) filed with the Commission on June 29, 2012 and incorporated by reference herein.
(2)	Filed herewith.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

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(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, state of Utah, on the 25th day of September 2012.

Q HOLDINGS, INC.
By:	/s/ DEBORAH A. EPPSTEIN, PH.D.
Deborah A. Eppstein, Ph.D. President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ STEVEN J. BORST, M.B.A.
Steven J. Borst, M.B.A. Chief Financial Officer and Vice President of Corporate Development (Principal Financial Officer, Principal Accounting Officer)

Each person whose signature appears below appoints Deborah A. Eppstein, PhD. and Steven J. Borst, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ DEBORAH A. EPPSTEIN, PH.D.	President and Chief Executive Officer, Director (Principal Executive Officer)	September 27, 2012
Deborah A. Eppstein, Ph.D.

/s/ STEVEN J. BORST	Chief Financial Officer and Vice President of Corporate Development (Principal Financial Officer and Principal Accounting Officer)	September 27, 2012
Steven J. Borst

/s/ DINESH C. PATEL, PH.D.	Chairman of the Board of Directors	September 27, 2012
Dinesh C. Patel, Ph.D.

/s/ PETER BARTON HUTT	Director	September 27, 2012
Peter Barton Hutt

/s/ JOYDEEP GOSWAMI, PHD.	Director	September 27, 2012
Joydeep Goswami, Ph.D.

/s/ LINDA F. POWERS	Director	September 27, 2012
Linda F. Powers

/s/ PETER GREBOW, PH.D	Director	September 27, 2012
Peter Grebow, Ph.D.

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